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Exhibit 2.0                STOCK PURCHASE AGREEMENT

                            Dated: April 29, 2000

Whereas. USIP.com, Inc. is a Utah corporation licensed to do business in the State of New York and is in part an owner and operator of payphones;

Whereas Riveria Bay Holding Trust of Gibraltar owns Cointel Leasing Inc. and N B Payphones LTD.

Whereas, Cointel Leasing, Inc. is a New York Corporation and owns and operates 45 public payphones in the Central New York area;

Whereas, NB Payphones, Inc. is a Pennsylvania corporation and is the owner and operator of 641 payphones in the State of Pennsylvania;

Whereas, Riveria Bay Holding Trust the sole shareholder of Cointel and NB Payphones;

Whereas, on April 29, 2000 Riveria Bay Holding Trust agreed as the sole shareholder to sell its shares in NB Payphones and Cointel Leasing to USIP and USIP agreed to purchase the shares and did purchase the shares on that date; and

Whereas, the parties agree to memorialize the terms and conditions in this document;

The parties agree that:

     1. USIP's Board of Directors approved the purchase of all the shares of Cointel Leasing and NB Payphones thereby gaining control of 688 payphones.

     2. USIP did issue 8,750,000 shares in full payment to Riveria Bay Holding Trust.

     3.  USIP did assume the control of the businesses on April 29, 2000.

     4. As the sole shareholder and director of both selling corporations Riveria Bay Holding Trust approved the sale.

     5. Cointel Leasing and NB Payphones have continued to operate as subsidiaries of USIP.

     USIP.com, INC.                              RIVERIA BAY HOLDING TRUST

     By: /s/ Craig Burton                            By: /s/ Jerome Hauer
        -----------------                               -----------------
          Craig Burton                                   Jerome Hauuer
          President


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